NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: December 23, 2003 CONTACT: Darwin L. Stump

(304) 842-3597

http://www.petd.com

Petroleum Development Announces Purchase

Oil and Natural Gas Properties in Colorado

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced it closed the purchase of interests in oil and natural gas properties in the Denver-Julesburg Basin in Weld County, Colorado from one of its joint venture partners for $5.2 million. The effective date of the purchase is October 1, 2003. Nearly all the wells are currently operated by Petroleum Development Corporation. The Company will fund the purchase through its existing bank financing facility.

The purchase includes approximately 3.1 billion cubic feet equivalent (Bcfe) of proved developed producing (PDP) reserves from interests in 20.6 net wells (230 gross) and 1.8 Bcfe of proved developed non-producing reserves (PDNP) from interests in 17 net wells (183gross). The acquired property also includes over 30 additional undrilled locations. The estimated PDNP reserves are expected to be available through refracing existing wells for estimated future capital expenditures of $1.5 million. The average cost for the total proved reserves is $1.21 per thousand cubic feet of natural gas equivalents (Mcfe).

This purchase represents an increase of approximately 3% in the Company's PDP reserves and an increase of approximately 13% in PDNP reserves, as compared to the 2002 year-end totals adjusted for the Williams acquisition earlier this year. Current daily production from the purchased interests is approximately 1.6 million cubic feet (Mmcf). The Company's total production prior to the purchase was about 35 Mmcf of natural gas equivalents per day.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597